EXHIBIT 99.1

CHRISTOPHER TWOMEY JOINS THE BOARD OF DIRECTORS OF SENOMYX, INC.

LA JOLLA, CA — March 17, 2006 — Senomyx, Inc. (NASDAQ: SNMX) a leading company focused on using proprietary taste receptor-based assays to discover novel flavor ingredients for the packaged food and beverage industry, announced today that Christopher Twomey has joined the Company’s Board of Directors.

“Chris Twomey is a welcome addition to Senomyx’s Board of Directors,” said Kent Snyder, President and Chief Executive Officer of the Company.  “He brings a wealth of finance, audit, and strategic business experience, and is qualified to serve as a financial expert on the Board.  Chris’ expertise will be of great value as Senomyx continues to seek new collaborations and to advance our discovery and development efforts with our five world-class packaged food and beverage company partners.”

Mr. Twomey joined Biosite® Incorporated in March 1990 and is currently Senior Vice President, Finance and Chief Financial Officer.  In addition to overseeing all financial aspects at Biosite, he is responsible for the Human Resources, Facilities, and Information Systems departments.  From 1981 to 1990, Twomey worked for Ernst & Young LLP, where he served as an audit manager and assisted many public and privately held San Diego high technology and biotechnology companies in arranging financing, entering into strategic funding arrangements, and auditing their financial results and internal controls.  Twomey holds a bachelor’s degree from the University of California at Santa Barbara.

Senomyx also announced that Timothy Wollaeger, who has served as a member of the Company’s Board of Directors since May 1999, has notified the Company that he will not be standing for re-election. Mr. Wollaeger serves as the Chair of the Audit Committee.

“Tim Wollaeger has been an important member of the Board of Directors,” Snyder noted.  “We would like to thank him for his long service and many contributions to the Company.”

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with five of the world’s leading packaged food and beverage companies: Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Executive Director, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com

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